Exhibit 99.1

CARNIVAL CORPORATION & PLC NAMES KATIE LAHEY TO BOARD OF DIRECTORS

MIAMI, Jan. 15, 2019/PRNewswire/ – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today announced that on January 14, 2019, Katie Lahey, executive chair, Australasia, for Korn Ferry, has been appointed to the company’s boards of directors, effective immediately. The announcement was made following the meeting of the company’s boards of directors held yesterday in Miami, Florida.

In addition to her seven-year role with leadership and talent firm, Korn Ferry (NYSE:KFY), Lahey is also chairman of the Tourism & Transport Forum Australia, and a non-executive director of Star Entertainment Group (ASX: SGR). She previously served as executive chair of Carnival Australia, a division of Carnival plc, from 2006 to 2013.

Katie’s board experience spans 25 years, with outstanding networks at the highest levels of government and business throughout Australia and New Zealand. She was named one of Australia’s 50 Most Powerful Women in Business by The Australian magazine in 2015. A seasoned executive with 30 years of experience in tourism, government, retail, talent sourcing, cultural transformation and the arts, Lahey will serve in a non-executive capacity on Carnival Corporation’s 12-member boards of directors. She will also serve on the Audit Committees.

“We are very pleased to welcome Katie who brings an extraordinary record of achievement and deep expertise in tourism, government, retail and entertainment to our boards of directors,” said Micky Arison, Carnival Corporation & plc chairman. “Katie previously held chief executive roles in the public and private sectors and is also a strong advocate for greater representation of women in executive roles. We are looking forward to working closely with her.”

As Executive Chairman, Australasia, for Korn Ferry, Lahey has P&L responsibility for Australia and New Zealand, which has grown under her leadership. She oversaw the integration of the Hay Consulting Group in Australasia, which was acquired by Korn Ferry in 2016. Previously she was CEO of the Business Council of Australia, State Chamber of Commerce, Sydney City Council and, Chairman and CEO of the Victorian Tourism Commission. Lahey earned a Master of Business Administration from Melbourne University Business School.

In addition, the boards announced that Jason Glenn Cahilly will step down from his position as a member of the Audit Committees to accept the appointment to the Health, Environmental, Safety & Security Committees of the boards effective April 1, 2019.

There is no other information required to be disclosed pursuant to LR9.6.13R in respect of Lahey.

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About Carnival Corporation & plc

Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.

Together, the corporation’s cruise lines operate 105 ships with 242,000 lower berths visiting over 700 ports around the world, with 20 new ships scheduled to be delivered through 2025. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

With a long history of innovation and providing guests with extraordinary vacation experiences, Carnival Corporation has received thousands of industry awards – including recognition by the Consumer Technology Association™ as a CES® 2019 Innovation Awards Honoree for OceanMedallion™. A revolutionary wearable device that contains a proprietary blend of communication technologies, OceanMedallion enables the world’s first interactive guest experience platform transforming vacation travel on a large scale into a highly personalized level of customized service. The prestigious CES Innovation Awards honor outstanding design and engineering in consumer technology products.

Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com, and www.cunard.com.

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